COMPANY CONTACT:         FOR IMMEDIATE RELEASE
Jeff Magids
Director of Finance & Investor Relations
(281) 874-2700, (888) 991-SBOW

SilverBow Resources Announces Closing of Oil-Weighted Acquisition

Houston, TX – November 22, 2021 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) announced today that it has closed its previously announced acquisition of oil and gas assets in the Eagle Ford from undisclosed sellers. The aggregate purchase price for these assets was $75 million, subject to customary purchase price adjustments and an August 1, 2021 effective date. In accordance with the terms of the Purchase and Sale Agreement, the transaction consisted of $45 million in cash and approximately 1.35 million shares of SilverBow’s common stock.
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “This is the third acquisition we have closed in the second half of this year. This transaction represents SilverBow’s largest to date. As we look to 2022, the Company is set to grow production by double digits in part from the incremental development locations and a full year’s worth of contribution from the acquired assets. With greater cash flow and liquidity, SilverBow remains well-positioned for strategic M&A and further de-levering.”
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on the Company’s website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, risks and uncertainties discussed in the Company’s reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements.